INTERNATIONAL FAST FOOD CORPORATION
                             1992 STOCK OPTION PLAN
                           ___________________________

                       NONQUALIFIED STOCK OPTION AGREEMENT


      1. GRANT OF OPTION. As of February 1, 1993, International Fast Food Corporation, a Florida corporation (the "Company"), hereby grants to Mitchell Rubinson (the "Optionee") , an option (the "Option") to acquire 50,000 shares of the Common Stock, $0.01 par value, of the Company pursuant to the Company's 1992 Stock Option Plan (the "Plan"), the terms and conditions of which are incorporated herein for all purposes. The Optionee hereby acknowledges receipt of the Plan and agrees to be bound by all of the terms and conditions hereof and thereof.

      2. Definitions. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

      3. EXERCISE PRICE. The exercise price per share of the Shares subject to this Option is $8.50.

      4. EXERCISE SCHEDULE. Except as otherwise provided in Sections 7 and 8 of the Plan, this Option shall be immediately exercisable in whole or in part until January 31, 2003.

      5. TRANSFERABILITY. This Option is not transferable otherwise than by will or the laws of descent and distribution and during the lifetime of the Optionee is exercisable only by the Optionee.

      6. TERMINATION OF OPTION. Any unexercised portion of this Option shall automatically and without notice terminate and become null and void as provided in Section 9 of the Plan.

      7. NO RIGHT TO CONTINUED EMPLOYMENT. This Option shall not confer upon the Optionee any right to continued employment.

      8. LAW GOVERNING. This Agreement shall be governed in accordance with and governed by the internal laws of the State of Florida.

      9. INTERPRETATION. The Optionee accepts this Option subject to all the terms and provisions of the Plan and this Agreement. The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement.



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      10.   Notices.  Any notice  under this  Agreement  shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company's Secretary at 1000 Lincoln Road, Suite 200, Miami Beach, Florida 33139, or if the Company should move its principal office, to such principal office, and, An the case of the Optionee, to the Optionee's last permanent address as shown on the Company's records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

                                       COMPANY:

                                       INTERNATIONAL FAST FOOD CORPORATION


                                       By: /s/ Harry H. Grindrod
                                          --------------------------------------
                                              Harry H. Grindrod,
                                              Senior Vice President


                                       OPTIONEE

                                           /s/ Mitchell Rubinson
                                          --------------------------------------
                                              Mitchell Rubinson